Exhibit 10.1
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (the “Agreement”) dated as of February 23, 2010 by and between Verint Systems Inc., (together with its successors and assigns, the “Company”) and Dan Bodner (“Executive”) (collectively, the “Parties” and each, a “Party”).
WHEREAS, the Company currently employs Executive as its President and Chief Executive Officer (the “Position”) and desires to continue to employ Executive in the Position, pursuant to the terms and conditions set forth in this Agreement; and
WHEREAS, Executive desires to continue such employment pursuant to the terms and conditions set forth in this Agreement;
NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:
1. Defined Terms. In addition to the terms defined elsewhere herein, certain capitalized terms in this Agreement and Annex A hereto (which annex is incorporated by reference herein), are defined in Section 18 of this Agreement.
2. Term of Employment. Subject to the provisions of Section 9 and Annex A to this Agreement, the term of this Agreement shall commence on the date hereof (the “Effective Date”) and shall continue through January 31, 2012 (as the same may be extended below, the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with January 31, 2012, and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other Party hereto 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.
3. Position.
a. During the Employment Term, Executive shall serve in the capacity of the Position. In such Position, Executive shall have such authorities, duties and responsibilities of the type customarily performed by persons serving in such Position at corporations of the size, type and nature of the Company and its Subsidiaries. During the Employment Term, Executive shall report directly to the Board and his principal place of employment shall be at the Company’s corporate headquarters in Melville, New York.
b. During the Employment Term, Executive will devote substantially all of Executive’s full business time and reasonable best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that Executive shall not be precluded from (i) serving on the board of directors of one other corporation or for-profit entity or serving on the boards or advisory committees of a reasonable number of trade associations or charitable organizations, in all cases consistent with the Company’s Corporate Governance & Nominating Committee Charter, (ii) engaging in charitable activities and community affairs and (iii) managing his personal and family investments and affairs provided that, in the aggregate, such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Sections 10, 11, or 12 hereof.
c. During the Employment Term, Executive shall continue to serve as a member of the Board. If requested, Executive shall also serve as an executive officer and/or member of the board of directors of any of the Company’s Subsidiaries without additional compensation.
4. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate indicated in Schedule I, payable in regular installments in accordance with the Company’s payroll practices for executive officers of the Company (but in all events no less frequently than semi-monthly). Executive shall be entitled to such increases (but not decreases) in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Committee. Executive’s annual base salary, as in effect from time to time after any increase (but not decrease), is hereinafter referred to as the “Base Salary.”
5. Annual Bonus; Annual Long-Term Incentive Awards.
a. Annual Bonus. With respect to the fiscal year beginning with February 1, 2009 (“FY 2009”) and each full fiscal year during the Employment Term, Executive shall be entitled to receive an annual cash bonus award, with a target bonus opportunity set forth on Schedule I, based upon the achievement of performance goals established by the Committee; provided that in no event shall such targets or the method for determining payouts based on the degree to which such targets are attained be less favorable to Executive than those applying to other executive officers of the Company generally for the applicable fiscal year. Executive’s target bonus opportunity, as in effect from time to time after any increase (but not decrease), is hereinafter referred to as the “Target Bonus.” If Executive or the Company and its Subsidiaries, as the case may be, achieves the targeted performance goals for the applicable fiscal year, Executive shall be paid his Target Bonus. If Executive or the Company and its Subsidiaries, as the case may be, exceeds or does not meet such targeted performance goals, Executive shall be paid, respectively, an annual bonus in excess of the Target Bonus or less than the Target Bonus. The determination as to whether the performance goals have been achieved shall be made in the sole discretion of the Committee and, to the extent Section 162(m) of the Code is applicable, shall be consistent with and subject to the requirements set forth in Section 162(m) of the Code with respect to individuals who are “covered employees” within the meaning of Section 162(m). Executive shall be entitled to such increases (but not decreases) in the Target Bonus, if any, as may be determined from time to time in the sole discretion of the Committee. Executive’s annual bonus award for the applicable fiscal year is hereinafter referred to as the “Annual Bonus.” The Annual Bonus will be paid in cash to Executive no later than the date annual bonuses are generally paid to executive officers of the Company, but in all events no later than the later of the 15th calendar day of the third month following the end of Executive’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A) or the 15th calendar day of the third month following the end of the Company’s first taxable year in which the payment is no longer subject to a “substantial risk of forfeiture”.

b. Annual Long-Term Incentive Awards. During the Employment Term, Executive shall be entitled to receive annual equity and/or long-term incentive awards at the time such awards are generally made by the Company to executive officers of the Company and its Subsidiaries on a basis no less favorable than such awards are made to other members of senior management (including with respect to the form of award, the vesting and forfeiture conditions and the value of the award as a percentage of total annual compensation) and consistent with past practices for awarding equity to Executive. Upon a Change in Control (as defined herein or in the applicable stock incentive compensation plan), if outstanding equity awards held by all senior executives of the Company are not assumed in connection with such Change in Control, all Executive’s outstanding equity awards shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable, the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by Executive shall lapse, and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards (including any “phantom” awards) held by Executive shall lapse and be disregarded. For purposes of this Section 5(b), an equity award shall be considered assumed if, and only if, each of the following conditions are met: (i) stock options and stock appreciation rights are converted into a replacement award in a manner that complies with Section 409A and preserves the intrinsic value of the equity award on the date of the Change in Control; (ii) restricted stock units and restricted stock awards are converted into a replacement award covering a number of shares of common stock of the entity effecting the Change in Control (or a successor or parent corporation), as determined on a basis no less favorable to the holder of such award than the treatment applied to shareholders generally; provided that to the extent that any portion of the consideration received by holders of the Company common stock in the Change in Control transaction is not in the form of the common stock of such entity (or a successor or parent corporation), the number of shares covered by the replacement award shall be based on the average of the high and low selling prices of the common stock of such entity (or a successor or parent corporation) that is the subject of the replacement award on the established stock exchange on the trading day immediately preceding the date of the Change in Control; (iii) the replacement award contains provisions for scheduled vesting, attainability of performance targets (if applicable) and treatment on termination of employment (including the definition of Cause and Good Reason as set forth in the controlling document) that are no less favorable to the holder than the underlying award being replaced (including taking into account any provisions of any employment agreement), and all other terms of the replacement award (other than the security and number of shares represented by the replacement award) are no less favorable to the holder than the underlying award; and (iv) the security represented by the replacement award is of a class that is publicly held and traded on an established stock exchange. In the event Executive’s awards are assumed in connection with a Change in Control in accordance with this Section 5(b), his underlying award(s), and any replacement award(s), shall be treated no less favorably than the standards set forth in clauses (i) through (iv) of the preceding sentence.

6. Employee Benefits. During the Employment Term, the Company shall pay or provide Executive employee benefits, and Executive (and his eligible dependents) shall be entitled to participate in all employee benefit and perquisite plans, programs, policies or arrangements (including, without limitation, life insurance, disability insurance, 401(k) Company match and health and welfare benefits), in a manner no less favorable, in the aggregate, than other executive officers of the Company generally participate in such benefits or perquisites. Executive shall also be entitled to the payments and benefits set forth in Section 2 and 4 of Annex A attached hereto.
7. Business Expenses; Perquisites; Vacation.
a. Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies and subject to Section 17(h)(iii) hereof.
b. Perquisites. During the Employment Term, the Company shall provide Executive with the perquisites indicated on Schedule I, if any, subject to Section 17(h)(iii) hereof.
c. Vacation. Unless a greater amount is provided on Schedule I, during the Employment Term, Executive shall be entitled to the number of weeks of paid vacation per calendar year provided for under the Company’s regular vacation policy based on Executive’s tenure with the Company.
8. Clawback. Notwithstanding anything to the contrary, if the Company’s financial statements for FY 2009 and thereafter for any fiscal year for which Executive certified such financials as Chief Executive Officer of the Company are restated due to material noncompliance, as a result of misconduct by Executive, with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year, Executive shall, at the request of the Committee, return or forfeit, as applicable, all or a portion (but no more than one-hundred percent (100%)) of any bonus or any incentive award (including equity awards) made to Executive during the Employment Term as incentive for the specific fiscal year or years (in the case of equity awards granted during the Employment Term, the portion of the award vested during such fiscal year or years) required to be restated for FY 2009 and thereafter. For example, if Executive is granted an award in FY 2010 (and which was also granted during the Employment Term) that vests in installments based on performance in FY 2011 and 2012, and the Company’s financial statements for FY 2011 which Executive certified as Chief Executive Officer of the Company are required, as a result of misconduct by Executive, to be restated due to material noncompliance with any financial reporting requirements as set forth above, the portion of the award which vests in FY 2011 based on achievement of the performance targets for FY 2011 shall be subject to clawback in accordance with this Section 8, but the portion of the award which vests in FY 2012 shall not be subject to forfeiture or clawback. Or, if based on the same facts as set forth in the preceding sentence, Executive is paid a bonus in FY 2011 for performance in FY 2010, such bonus shall be subject to clawback in accordance with this Section 8, but not any bonus paid for any other fiscal year. The amount to be recovered from Executive shall be the amount by which the bonus or incentive compensation award exceeded the amount that would have been payable to Executive had the financial statements been initially filed as restated (including, but not limited to, the entire award), as reasonably determined by the

Committee. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from Executive, (ii) by reducing (subject to applicable law, including Section 409A, and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to Executive under any compensatory plan, program or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s compensation practices, or (iv) by any combination of the foregoing.
9. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either Party at any time and for any reason; provided that Executive will be required to give the Company 60 days advance written notice of any resignation of Executive’s employment and the Company shall be required to give Executive 60 days advance written notice of any termination other than for Cause. Notwithstanding any other provision of this Agreement, except as otherwise provided in Annex A, the provisions of this Section 9 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.
a. Termination by the Company for Cause or by Executive’s Resignation Without Good Reason (Whether or Not in Connection With a Change in Control).
(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below), which termination shall be effective immediately after the Board achieves the required vote and provides a Notice of Termination to Executive, and shall terminate automatically at the end of the notice period upon Executive’s resignation without Good Reason (as defined in Section 9(b)).
(ii) For purposes of this Agreement and Annex A, “Cause” shall mean, during the Employment Term, Executive’s: (A) (i) conviction of, or plea of guilty or nolo contendere to a felony or (ii) indictment for a crime involving dishonesty, fraud, or moral turpitude which is materially harmful to the Company or any of its Subsidiaries (including reputational harm); (B) willful and intentional breach of Executive’s obligations to the Company or any of its Subsidiaries or pursuant to this Agreement, which is materially harmful to the Company or any of its Subsidiaries; (C) willful misconduct, or any willful dishonest or willful fraudulent act by Executive in connection with Executive’s performance of his duties for the Company which is materially harmful to the Company; (D) material violation of any U.S. federal securities laws, rules or regulations, as determined by a U.S. court or any other U.S. governmental body of competent jurisdiction; (E) material violation of any material Company policy or procedure provided to Executive, including without limitation a material violation of the Company’s Code of Business Conduct and Ethics and the Company’s policies on harassment, discrimination or substance abuse, resulting in material and demonstrable harm to the Company; or (F) gross neglect of his material duties for the Company which is materially harmful to the Company or any of its Subsidiaries; provided that no act, or failure to act, on the part of Executive will be deemed to be “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company and its Subsidiaries. No termination for Cause shall qualify as a termination for Cause under this Agreement unless the following provisions are complied with prior to the termination of Executive’s employment hereunder. Executive shall be given written notice by the Board of its intention to terminate him for Cause within 120 days of the Company learning of such event or events giving rise to such termination, with such notice (1) to state in detail the particular act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Cause is based and, (2) with respect to clauses (B), (C), (E), or (F), Executive is given no less than 15 days to cure same following Executive’s receipt from the Board of such written notice and if Executive cures such event(s) within such time period, no Cause termination for such event(s) shall take place. In addition, no termination for Cause shall qualify as a termination for Cause under this Agreement unless made pursuant to a vote of three-quarters of the members of the Board (determined without including Executive) to terminate Executive’s employment for Cause, at a meeting of the Board held for such purpose, where Executive and Executive’s counsel had an opportunity, on at least 15 days notice, to be heard before the Board. Any termination of Executive’s employment for Cause shall be subject to de novo review pursuant to Section 17(b) hereof.
(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason (other than upon Disability) under this Section 9(a), the Company shall pay or provide to Executive:
A.	the Base Salary through the date of termination of Executive’s employment;

B.	any Annual Bonus earned, but unpaid, as of the date of termination of Executive’s employment for any preceding fiscal year, paid in accordance with Section 5;

C.	to the extent permitted by the Company’s vacation policy or to the extent required by applicable law, payment for accrued but unused vacation;

D.	reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses and any other reimbursements or payments expressly due but unpaid under this Agreement;

E.	any amounts owed to Executive prior to the date of termination but not yet paid under Section 6 of this Agreement in accordance with the terms thereof; any amounts owed to Executive under Sections 17(b) and 17(c) of this Agreement and Section 2 and Section 4 of Annex A in accordance with the terms thereof; and such other amounts, entitlements or benefits, if any, owed to Executive under any applicable plan, program, policy, arrangement of or other agreement with the Company (or any affiliate thereof), including, without limitation, pursuant to any indemnification agreement, deferred compensation, retirement, equity and/or long-term incentive plan, program, policy, arrangement or agreement, in accordance with the terms thereof (the amounts described in clauses (A) through (E) hereof being referred to as the “Accrued Rights” ).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason (other than upon Disability) under this Section 9(a), except as set forth in this Section 9(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
b. Termination by the Company Without Cause or Resignation by Executive for Good Reason (Whether or Not in Connection With a Change in Control).
(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason (as defined below).
(ii) For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive’s prior written consent: (A) a significant reduction in Executive’s authorities, duties, position, titles or reporting status; (B) the assignment to Executive of duties inconsistent with Executive’s status as Position or an adverse alteration in the nature of Executive’s duties and/or responsibilities, reporting relationships, positions, titles or authority; (C) a material reduction by the Company in Executive’s Base Salary or Target Bonus; (D) the relocation of Executive’s place of employment or the Company’s corporate headquarters by more than 25 miles from their location as of the Effective Date; (E) any failure to elect Executive to the Board and to the Position or removal of Executive from the Board or as President or Chief Executive Officer of the Company (other than for Cause in accordance with this Agreement); (F) following a Change in Control or the Company’s shares ceasing to be publicly traded, failure of Executive to be a member of the board of directors and chief executive officer of the successor or acquiring entity (including the ultimate parent of such entity); (G) any change in reporting structure such that Executive reports to someone other than the Board (or following a Change in Control, reorganization, or the Company’s shares ceasing to be publicly traded, the board of directors of any successor or acquiring entity (or the ultimate parent entity)) or any executive officer of the Company does not report directly to Executive, (H) a material breach by the Company of any provision of this Agreement or any other agreement between Executive and Company and its Subsidiaries or (I) any failure by the Company to obtain the assumption in writing of any obligation of the Company or any affiliate to perform any agreement between Executive and the Company or any affiliate by any successor to all or substantially all of the assets of the Company, whether by operation of law or contractually, as of the date of such transaction, provided that the events described in this Section 9(b)(ii) shall, except with respect to the foregoing clauses (D), (E) or (I), constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 120th calendar day following the later of its occurrence or Executive’s actual knowledge thereof, unless Executive has given the Company written notice thereof prior to such date, however, if Executive does not claim Good Reason as a result of an event within such period, Executive shall not be deemed to have waived the right to claim Good Reason upon the occurrence of a subsequent (or similar) event; provided, further, that except as otherwise provided in clause (F) or (G), no Good Reason shall exist solely as a result of (x) the Company’s equity securities ceasing to be publicly traded or (y) the Board’s determination from time to time that Executive shall cease to be an executive officer or member of the board of directors of any of the Company’s Subsidiaries or affiliates.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, under this Section 9(b), the Company shall pay:
A. the Accrued Rights; and
B. subject to Section 16:
(1) A lump sum cash payment of Base Salary (as in effect on the date of termination of Executive’s employment consistent with this Agreement, or if higher, as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure) equal to the number of months set forth on Schedule I, payable on the 60th calendar day following the termination of Executive’s employment.
(2) a lump sum cash payment of a pro rata portion of the Annual Bonus that Executive would have been entitled to receive pursuant to Section 5(a) hereof for the fiscal year in which Executive’s termination date occurs, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment and based on Executive’s performance as if he attained the targets and the Company’s and its Subsidiaries’, as applicable, actual performance for the applicable performance period (based on the Committee’s good faith determination of the achievement of the applicable performance targets; provided that in no event shall the Committee exercise negative discretion with respect to Executive in excess of that applied to active executive officers of the Company generally for the applicable fiscal year) and as if Executive had remained employed until the date annual bonuses are paid by the Company, payable at the same time bonuses are paid to other executive officers of the Company generally for such fiscal year, but no later than the date set forth in Section 5(a) (the “Pro Rata Bonus”).
(3) A lump sum cash payment equal to the percentage set forth on Schedule I of the Target Bonus (which shall be the highest of the Target Bonus (a) as in effect on the date of termination of Executive’s employment consistent with this Agreement, (b) as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure or (c) in the case of a Change in Control Termination, as in effect for the year immediately prior to the year in which a Change in Control occurs), payable on the 60th calendar day following termination of Executive’s employment.
(4) For the number of months set forth in Schedule I, following the date of termination of employment, the Company will reimburse Executive for the cost (on a grossed-up basis) of maintaining health benefits under a group health plan of the Company or any of its Subsidiaries for Executive and his eligible dependents provided that (i) Executive timely elects the continuation of group health plan benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (ii) Executive makes a monthly payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage, and (iii) such reimbursement by the Company is paid consistent with Section 17(h)(iii) hereof, including paying any gross-up payment promptly but in no event later than the end of Executive’s taxable year following the year in which the reimbursement by the Company is due hereunder. The Parties acknowledge that this coverage will count towards the Company’s and such group health plan’s obligation to provide Executive with the right to continuation coverage pursuant to COBRA and that Executive will be able to continue such coverage at Executive’s own expense for the balance of the period provided under COBRA. For the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits.
(5) Continuation of any other benefits as may be set forth in Schedule I for the period set forth on such Schedule I.
(6) As of Executive’s termination date, all outstanding equity awards shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable (and with all stock options remaining exercisable for three years following Executive’s termination date (but no later than the original term)) the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by Executive shall lapse, and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards (including any “phantom” awards) held by Executive shall lapse and be disregarded, and such awards shall be settled in accordance with the terms of the plan and/or the applicable award agreement; provided that (i) in event Executive holds one or more “tandem” awards, only one side of each such tandem award shall vest (pursuant to the terms and conditions of such awards) and (ii) notwithstanding the terms of the plan or the applicable award agreements, if the Company determines that the settlement of some or all of such awards in stock is not feasible at such time (for legal, regulatory, or other reasons), such awards will instead be settled in cash or cash-cancelled based on the fair market value of the Company’s stock at such time (as determined in good faith by the Board); all amounts or shares payable or deliverable under this paragraph to be paid or delivered to Executive on the 60th calendar day following termination of Executive’s employment, unless such award is subject to Section 409A as a “deferral of compensation” in which event such award shall be paid or delivered in accordance with the applicable award agreement or plan or, with respect to stock options, at the time the options are exercised.
Following Executive’s termination of employment under this Section 9(b) by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, in each case, which does not qualify as a Change in Control Termination, except as set forth in this Section 9(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement unless Executive’s termination is also a Change in Control Termination. In this event, Executive shall be entitled to the additional payments, benefits or entitlements under Annex A.
c. Termination Upon Death (Whether or Not in Connection With a Change in Control).
(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death.
(ii) Upon termination of Executive’s employment hereunder upon Executive’s death, the Company shall pay or provide Executive’s estate:

A.	the Accrued Rights;

B.	a lump sum cash payment of the Pro Rata Bonus, if any, payable as provided in Section 9(b);

C.	For the number of months set forth in Schedule I, following the date of termination of employment, the Company will reimburse Executive’s spouse and eligible dependents for the cost (on a grossed-up basis) of maintaining health benefits for Executive’s spouse and eligible dependents under a group health plan of the Company or any of its Subsidiaries, provided that (i) Executive’s spouse and/or legal guardian for Executive’s eligible dependents timely elects the continuation of group health plan benefits under COBRA, (ii) Executive’s spouse and/or legal guardian for Executive’s eligible dependents makes a monthly payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage, and (iii) such reimbursement by the Company is paid consistent with Section 17(h)(iii) hereof, including paying any gross-up payment promptly but in no event later than the end of Executive’s taxable year following the year in which the reimbursement by the Company is due hereunder. The Parties acknowledge that this coverage will count towards the Company’s and such group health plan’s obligation to provide Executive’s spouse and eligible dependents with the right to continuation coverage pursuant to COBRA and that Executive’s spouse and/or eligible dependents will be able to continue such coverage at their own expense for the balance of the period provided under COBRA. For the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits;

D.	Continuation of any other benefits as may be set forth in Schedule I for the period set forth on such Schedule I.
Following Executive’s termination of employment due to death, except as set forth in this Section 9(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
d. Termination Upon Disability (Whether or Not in Connection With a Change in Control).
(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity referred to as “Disability”).
(ii) Upon termination of Executive’s employment hereunder for Disability, the Company shall pay or provide Executive:
A.	the Accrued Rights;

B.	a lump sum cash payment of the Pro Rata Bonus, if any, payable as provided in Section 9(b);

C.	a lump sum cash payment equal to the greater of (i) six (6) months or (ii) the number of full and partial months from the date of termination of employment and until the date on which Executive would be eligible to receive benefits under the Company’s long-term disability plan applicable to Executive (but in no event more than 12 months) (such greater period, the “Overlap Period”) of the Base Salary, as in effect on the date of termination of Executive’s employment consistent with this Agreement, payable on the 60th calendar day following termination of Executive’s employment;

D.	For a period equal to the Overlap Period following the date of termination of employment, the Company will reimburse Executive for the cost (on a grossed-up basis) of maintaining health benefits under a group health plan of the Company or any of its Subsidiaries for Executive and his eligible dependents, provided that (i) Executive timely elects the continuation of group health plan benefits under COBRA, (ii) Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage, and (iii) such reimbursement by the Company is paid consistent with Section 17(h)(iii) hereof, including paying any gross-up payment promptly but in no event later than the end of Executive’s taxable following the year in which the reimbursement from the Company is due hereunder. The Parties acknowledge that this coverage will count towards the Company’s and such group health plan’s obligation to provide Executive with the right to continuation coverage pursuant to COBRA and that Executive will be able to continue such coverage at Executive’s own expense for the balance of the period provided under COBRA. For the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits;

E.	Continuation of any other benefits as may be set forth in Schedule I for the period set forth on such Schedule I.
Following Executive’s termination of employment due to Disability, except as set forth in this Section 9(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
e. Termination by the Company Without Cause or Resignation by Executive for Good Reason Which Qualifies as a Change in Control Termination (as defined in Annex A). If the Employment Term and Executive’s employment hereunder is terminated by the Company without Cause or by Executive’s resignation for Good Reason, in either case, in a manner that qualifies as a Change in Control Termination within the meaning of Annex A, Executive shall be entitled to the payments, benefits and entitlements under Section 9(b)(iii) as well as the additional payments, benefits and entitlements under Annex A.

f. Expiration of Employment Term. In the event that the Company elects not to extend the Employment Term pursuant to Section 2, such event will cause a termination of Executive’s employment without Cause upon the expiration of the Employment Term and Executive shall be entitled to the payments, benefits and entitlements pursuant to Section 9(b)(iii) and, if the Employment Term expires (as a result of the Company’s failure to elect to extend the Employment Term) during the time period set forth in clauses (a) or (b) of the definition of Change in Control Termination in Annex A or if such notice of non-renewal would otherwise constitute a termination without Cause for purposes of determining a Change in Control Termination under Annex A, the additional payments, benefits and entitlements pursuant to Annex A.
g. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other Party hereto in accordance with Section 17(j) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon (or note that the termination is without Cause) and, unless the notice indicates that the termination is without Cause or by Executive without Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. For purposes of termination of Executive’s employment in the case of Disability, the date of termination shall be thirty (30) days from receipt by Executive of the Notice of Termination, provided Executive has not returned to full-time performance of Executive’s duties during such 30-day period.
h. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, if applicable, Executive shall automatically cease to serve on the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s Subsidiaries and does hereby resign from all such positions effective on such termination date. In addition, upon request of the Company, Executive will promptly take all other actions, and will sign such other documents, as may be necessary to effectuate the intent of this paragraph.
i. No Mitigation; No Offset. In the event of any termination of Executive’s employment under this Section 9 or Annex A, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to Executive under this Agreement or Annex A on account of any compensation attributable to any subsequent employment that Executive may obtain. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others; provided that the foregoing shall in no way limit the Company’s remedies contemplated by Section 16.
j. Return of Company Property. On or immediately after the date of any termination of Executive’s employment, Executive or Executive’s personal representative shall immediately return all property of the Company and its Subsidiaries in Executive’s possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, cell phones, blackberries and other communication devices, company cars and car keys, credit cards, office keys, security access cards, badges, identification cards, and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Subsidiaries, its customers, and clients, or its prospective customers and clients. Subject to Section 14, Executive shall be entitled to retain, for legal, financial and tax purposes only, (i) memorabilia and/or photos in his possession or control relating to the Company or any of its Subsidiaries or affiliates, (ii) personal papers and diaries, calendars and rolodexes or personal contact list, and personal files, (iii) information showing his compensation or relating to reimbursement of expenses, (iv) information that he reasonably believes may be needed for legal, financial or tax purposes, (v) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company or any of its Subsidiaries (or any of their affiliates) and (vi) minutes, presentation materials and personal notes from any meeting of the Board (or the board of any Company Subsidiary), or any committee thereof, while he was a member of such board.
k. Waiver and Release. As a condition precedent to receiving the compensation and benefits provided under Sections 9(b), 9(e) and 9(f) Executive shall execute the waiver and release attached to this Agreement as Exhibit A (the “Release”). If the Release has not been executed and delivered to the Company within sixty (60) calendar days following the date upon which Executive’s employment terminates, the Company will cease to have any obligations to make any payments or provide any benefits under Sections 9(b), 9(e) or 9(f), other than the Accrued Rights and Executive’s right to continued benefits under COBRA at Executive’s own cost.
10. Non-Competition.
a. During the Restricted Period, Executive will not himself perform, or provide management of, supervision of, or advice on any person’s, firm’s, partnership’s, joint venture’s, association’s, corporation’s or other business organization’s, entity’s or enterprise’s (“Person’s”) performance of, Competitive Responsibilities. The term “Competitive Responsibilities” means duties and responsibilities that (x) are the same as or substantially similar to the duties and responsibilities Executive performed on behalf of the Company or any of its Subsidiaries within the two (2) year period prior to Executive’s termination date and (y) involve the development, marketing, distribution, sale, or support of products or services that are competitive with the products or services offered by the Company or any of its Subsidiaries or reporting segments as of Executive’s termination date.
b. In addition to the restrictions in Section 10(a) above, during the Restricted Period, Executive will not engage in any activity, whether as an officer, director, employee, consultant, partner, principal, member, shareholder, owner, or agent on behalf of any Restricted Entity. The term “Restricted Entity” means the companies that are listed on Exhibit B (including any Subsidiaries, divisions or controlled affiliates thereof if such Subsidiaries, divisions or controlled affiliates are engaged in activities competitive with the products or services offered by the Company or any of its Subsidiaries or reporting segments as of Executive’s termination date). The Company may, prior to either Party providing the other with written notice of termination of Executive’s employment, update Exhibit B on a semi-annual basis between March 25th and April 5th and October 25th and November 5th of each fiscal year of the Company. When updated, Exhibit B shall include no more than 20 Restricted

Entities, each of which develops, markets, distributes, sells, or supports products or services that are competitive with the products or services offered by the Company or any of its Subsidiaries or reporting segments (or which entity, as determined in good faith by the Board, intends, within 12 months following the date of such updating, to develop, market, distribute, sell or support products or services offered by the Company or any of its Subsidiaries or reporting segments), in each case, as of the date of such updating, and shall include the name of the entity, subsidiary, division, reporting segment or affiliate which is engaged in the competitive activity. The Company shall provide Executive with a new Exhibit B within 5 business days after it has been updated in accordance herewith. If Executive provides services to, or holds an equity or partnership interest in, an entity or Person which is not a Restricted Entity as of the date he first provides such services or holds such interest and, thereafter, such entity is acquired by, or merges with, a Restricted Entity, Executive shall be permitted to continue to provide services to, or hold an equity or partnership interest in, the entity or Person which is not a Restricted Entity, provided that Executive does not provide services to the Restricted Entity. For the avoidance of doubt, an entity and its subsidiaries, divisions, reporting segments, affiliates and other members of its controlled group shall be deemed to be a single entity for the purposes of the list of Restricted Entities on Exhibit B.
c. It shall not be a breach of this Section 10 for Executive to provide services to an entity or Person, or hold an equity or partnership interest in an entity or Person, that is not itself a Restricted Entity, but has a division, business unit, reporting segment or investment that is a Restricted Entity, so long as Executive demonstrates to the Company’s good faith and reasonable satisfaction that Executive does not and will not, directly or indirectly, provide services or advice to such division, business unit, reporting segment or investment that is the Restricted Entity. For purposes of this clause (c), Executive shall be deemed to have satisfied the requirement that he “demonstrates to the Company’s good faith and reasonable satisfaction” if (i) he provides a written statement to the Company no later than 5 days after he commences providing such services or holding such interest that he will not, directly or indirectly, provide services or advice to the division, business unit, reporting segment, or investment, as the case may be, that is a Restricted Entity and (ii) the Company does not notify Executive within 15 days following receipt of such statement that Executive does not satisfy the requirement. Notwithstanding anything to the contrary in this Agreement, subject to any more restrictive policy of the Company or any of its Subsidiaries applicable to employees or executives generally as of Executive’s termination date, Executive may own, directly or indirectly, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive: (A) is not a controlling person of, or a member of a group which controls, such Person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
11. Non-Solicitation of Customers. During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with Person, directly or indirectly solicit or assist in soliciting in competition with the Company or its Subsidiaries as of Executive’s termination date, the business of any Client: (i) with whom Executive had personal contact or dealings on behalf of the Company or its affiliates; or (ii) with whom employees reporting directly to Executive have had personal contact or dealings on behalf of the Company or its Subsidiaries. For purposes of the preceding sentence, a “Client” shall mean (i) each client or vendor of the Company or one of its Subsidiaries in the 24 months prior to the termination of Executive’s employment, and (ii) each Active Prospect of the Company or its Subsidiaries as of the date of Executive’s termination date and listed on the Company’s most recent pipeline report(s) compiled by the Company per its normal business processes prior to the termination of Executive’s employment, provided such Active Prospects are identified on a separate list given to Executive by the Company no later than 20 days following his termination of employment. For purposes of this Section 11, an “Active Prospect” is a prospect that the Company, in good faith, reasonably believes is more likely than not to make an order either with the Company or one of its competitors within three fiscal quarters following the fiscal quarter in which the prospect list is generated.
12. Non-Solicitation of Personnel. During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly: (i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or (ii) solicit from or encourage any consultant then under contract with the Company or its affiliates to cease to work with the Company or its affiliates. In addition to the restrictive covenants contained in the preceding sentence, for six months following the termination of Executive’s employment, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly hire any Senior Employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company (or with respect to any employee who was interviewed by Executive prior to his termination of employment and who had an offer to become a Senior Employee at the time of Executive’s termination of employment) or who left the employment of the Company or its affiliates coincident with, or within one year prior to, the termination of Executive’s employment with the Company, provided that the foregoing shall not apply to any Senior Employee who is (or was) terminated by the Company without cause or who resigns for good reason (as defined in such Senior Employee’s employment contract, if any, with the Company or one of its Subsidiaries). For purposes of the preceding sentence, “Senior Employee” shall mean any Senior Vice President of the Company or one of its Subsidiaries or any employee of the Company or one of its Subsidiaries who reported directly to Executive
13. Interpretation of Covenants. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 10, 11, and 12 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement or Annex A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

14. Confidentiality.
a. Executive will not at any time (whether during or after Executive’s employment with the Company), other than in connection with performance of Executive’s duties under this Agreement, (A) retain or use for the benefit, purposes or account of Executive or any Person other than the Company and its affiliates; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its affiliates (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis, which Executive knows or should have known is confidential (“Confidential Information”) without the prior written authorization of the Company.
b. “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (C) required by law or by any court or administrative or legislative agency or committee to be disclosed; provided that, unless otherwise prohibited by law or regulation, Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s expense, with any attempts by the Company to obtain a protective order or similar treatment. In addition, Executive shall not be prohibited from disclosing Confidential Information solely and exclusively as the facts or causes of actions require in connection with any litigation or arbitration with respect to his rights or obligations under this Agreement or any other agreement with the Company or any of its Subsidiaries or affiliates.
c. Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or affiliates; (B) subject to Section 9(j), immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and Subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (C) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information in Executive’s possession of which Executive is or becomes aware.

d. During the Employment Term, Executive shall comply with all relevant policies and guidelines of the Company including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times during the Employment Term bound by the most current version.
15. Assignment of Intellectual Property.
a. Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design during the Employment Term that: (i) relates to the business of the Company or any of its Subsidiaries, or (ii) relates to the Company or any of its Subsidiaries actual or demonstrably anticipated research or development, or (iii) results from any work performed by Executive for the Company or any of its Subsidiaries, Executive will assign to the Company (or its designee) the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design.
b. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Executive conceives and/or develops entirely on Executive’s own time without using the Company’s or its affiliates’ equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (i) relates to the business of the Company or any of its Subsidiaries, or (ii) relates to the Company’s or any of it’s Subsidiaries’ actual or demonstrably anticipated research or development, or (iii) results from any work performed by Executive for the Company or any of its Subsidiaries.
c. In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to ensure the protection of the same, Executive agrees that during the Employment Term Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others during the Employment Term. The Company agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company.
d. Executive agrees that at the reasonable request of the Company, but at the Company’s sole expense, Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company (or its designee) covered by this Section 15 and will assign to the Company (or its designee) any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that upon reasonable request Executive will do whatever may be necessary or desirable to enable the Company (or its designee), at the Company’s sole expense, to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon.

e. In the event the Company is unable, after reasonable effort, and in any event after ten business days of exerting such reasonable efforts, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein with respect to matters covered by this Section 15, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Chief Legal Officer and/or General Counsel of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.
f. Executive acknowledges that to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. To the extent an item is copyrightable, the item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Verint Systems Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.
16. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 10, 11, 12 or 14 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that in the event of such a breach or threatened breach by Executive, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In addition, Executive agrees that in the event of a willful and material breach of Sections 10, 11, 12 or 14 by Executive, in addition to any remedies at law, the Company may cease making any payments or providing any benefit otherwise required by this Agreement and Annex A (other than Accrued Rights) if, and only if, the Company has provided Executive with written notice of acts or events giving rise to this forfeiture and Executive fails to cure the acts or events within 30 days after his receipt of such written notice. To the extent that the Company ceases making payments or providing benefits otherwise required by this Agreement and Annex A prior to a breach or threatened breach by Executive as described in the preceding sentence, Executive shall not be required to comply with Sections 10, 11, and 12 of this Agreement as of the date the Company ceases to make such payment or provide such benefit, provided that Executive has provided the Company with written notice of the Company’s failure to provide the payment or benefits otherwise required by this Agreement and the Company fails to cure the acts or events within 30 days after the receipt of such written notice.

17. Miscellaneous.
a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. Subject to Section 17(b), the Parties agree that the state and federal courts located in the State of New York shall have jurisdiction in any action, suit or proceeding based on or arising out of this Agreement and the Parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; and (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process.
b. Arbitration; Legal Fees. Any disputes arising under or in connection with this Agreement or Annex A shall be resolved by binding arbitration, to be held in New York City in accordance with the commercial arbitration rules and procedures of the American Arbitration Association. Executive and the Company shall mutually select the arbitrator. If Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof (and not limited by Section 17(a)). Other than as provided in Annex A, all arbitration costs and all other costs, including but not limited to reasonable attorneys’ fees incurred by each Party (including pursuant to Section 16 hereof), shall be borne by the Company; provided, however, that if (i) the arbitrator finds that Executive’s claims are frivolous or without merit or (ii) the Company obtains any equitable relief described in Section 16, then with respect to such claims or relief the arbitration costs shall be shared equally by the Parties and all other costs shall be borne by the Party incurring such cost.
c. Indemnification. (i) The Company agrees that if Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer, employee, consultant or agent of the Company, Comverse or any of their affiliates, or is or was serving at the request of, or on behalf of, the Company or Comverse as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company or other entity, the Company and its successors and/or assigns will indemnify, hold harmless and defend Executive to the fullest extent permitted or authorized by the Company’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification or contribution, advancement of expenses or coverage under directors’ and officers’ liability insurance policies) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall reimburse Executive for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, provided that Executive provides notice to the Company prior to retaining counsel in connection with any Proceeding) incurred by him in connection with any Proceeding promptly after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined by a final, non-appealable decision of a court of competent jurisdiction that he is not entitled to be indemnified against such costs and expenses. The Company also agrees to have any successor to all or substantially all of its business or assets to expressly agree to assume the Company’s obligations under this Section 17(c).
(ii) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Executive under Section 17(c)(i) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption or inference that Executive has not met the applicable standard of conduct.
(iii) The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive at a level, and on terms and conditions, no less favorable to him than the coverage the Company provides other similarly-situated executives or directors until such time as suits against Executive are no longer permitted by law. In all events, Executive shall be covered, in respect of Executive’s activities as an officer, director or employee of the Company or any of its affiliates, by the Company’s (or any of its affiliates’) directors and officers liability insurance policy with a top rated insurer with the usual coverage (with respect to scope and period) and deductibles in a total policy amount not to be less than $10,000,000 or other comparable policies, if any, obtained by the Company’s (or any of its affiliates’) successors, to the fullest extent permitted by such policies.
(iv) Nothing in this Section 17(c) shall be construed as reducing or waiving any right to indemnification, or advancement of expenses or coverage under any directors’ and officers’ liability insurance policies Executive would otherwise have under the Company’s or any affiliate’s certificate of incorporation or by-laws or under applicable law or pursuant to the Indemnification Agreement between Executive and the Company dated as of May 10, 2002 (the “Indemnification Agreement”).
d. Entire Agreement/Amendments. This Agreement and Annex A and the Indemnification Agreement between the Company contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes (other than outstanding equity, long-term incentive awards or deferred compensation arrangements except as provided herein) any other agreements between Executive and the Company (or any of its affiliates). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement or Annex A may not be altered, modified, or amended except by written instrument signed by the Parties hereto. In the event of a conflict between any provision of this Agreement (including Annex A) and any other provision of any plan, program, policy, arrangement or other agreement of the Company or any of its affiliates, including without limitation Comverse, the provisions of this Agreement (including Annex A), to the extent more favorable, shall apply.
e. No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement or Annex A on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement or Annex A. Any waiver of this Agreement or Annex A to be effective must be in writing specifically referencing the provision being waived and signed by the Party against whom the waiver is being enforced.
f. Severability; Survival. In the event that any one or more of the provisions of this Agreement or Annex A shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement or Annex A shall not be affected thereby. Any such invalid, illegal or unenforceable provision shall be replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable (but without expanding the time period or the scope of any restriction in Sections 10, 11 or 12 hereof). Subject to any limits on applicability contained therein, Sections 6 and 8-19 and Annex A shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Term.
g. Assignment. This Agreement and Annex A, and all of Executive’s rights and obligations hereunder, shall not be assignable or transferable by Executive without the consent of the Company, other than Executive’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. This Agreement and Annex A, and all of the Company’s rights and obligations hereunder, shall not be assignable or transferable by the Company without the consent of Executive except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement and Annex A, either contractually or as a matter of law. In the event of Executive’s death while any payment, benefit or entitlement is due to him hereunder, such payment, benefit or entitlement shall be paid or provided to his designated beneficiaries, or if there are no such beneficiaries, to his estate.
h. Compliance with Section 409A.
(i) The Parties intend that any amounts payable under this Agreement and Annex A, and the Company’s and Executive’s exercise of authority or discretion hereunder comply with the provisions of Section 409A so as not to subject Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. In furtherance thereof, to the extent that any provision hereof would result in Executive being subject to payment of the additional tax, interest and tax penalty under Section 409A, the Parties agree to amend this Agreement and Annex A if permitted under Section 409A in a manner which does not impose any additional taxes, interests or penalties on Executive in order to bring this Agreement and Annex A into compliance with Section 409A, without materially changing the economic value of the arrangements under this Agreement and Annex A to either Party, and thereafter the Parties will interpret its provisions in a manner that complies with Section 409A. Notwithstanding the foregoing, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement or Annex A is guaranteed.
(ii) Notwithstanding any provisions of this Agreement or Annex A to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company consistent with Section 409A) at the time of Executive’s separation from service and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to Executive without his incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and Annex A (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement and Annex A (the “Delayed Benefits”), in each case, during the six-month period immediately following Executive’s separation from service (such period, the “Delay Period”) will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of Executive’s separation from service and (ii) Executive’s death (the applicable date, the “Permissible Payment Date”). The Company will also reimburse Executive for the after-tax cost incurred by Executive in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”), with any gross-up payment being paid to Executive promptly but in no event later than the end of Executive’s taxable year immediately following the year in which this gross-up payment is due.
(iii) With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement or Annex A, to the extent such payment or benefit constitutes “deferred compensation” under Section 409A or is required to be included in Executive’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) shall be reimbursed by the Company no later than December 31st of the year following the year in which Executive incurs the related expenses. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
(iv) Each payment under this Agreement and Annex A is intended to be a “separate payment” and not of a series of payments for purposes of Section 409A.
(v) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement and Annex A providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein the contrary, the date on which such separation from service takes place shall be the termination date.

i. Notice. For the purpose of this Agreement and Annex A, notices and all other communications provided for in the Agreement and Annex A shall be in writing and shall be deemed to have been duly given (i) when delivered by hand or overnight courier or (ii) three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Verint Systems Inc.
330 South Service Road
Melville, NY 11747
Attention: Chief Legal Officer (or, in the event there is no Chief Legal Officer, the Corporate Secretary)
If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.
j. Representations. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other written agreement to which Executive is a party or otherwise bound with respect to agreements with prior employers. The Company represents and warrants to Executive that it is fully authorized and empowered to enter into this Agreement, including Annex A, and that the performance of its obligations under this Agreement (including Annex A) will not violate any agreement between it and any other person, firm or organization.
k. Cooperation. Subject to his other business and personal commitments, following termination of his employment, Executive shall, upon reasonable request and at the Company’s sole expense, provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder and of which Executive has knowledge; provided that such cooperation is not adverse to Executive’s legal interests. In no event shall Executive be required to provide cooperation on more than thirty (30) days in any one calendar year.
l. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement and Annex A such Federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
m. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

18. Definitions. In addition to terms defined elsewhere herein, the following terms shall have the following meanings when used herein with initial capitalization:
a. “Board” means the Board of Directors of the Company.
b. A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subparagraphs shall have occurred:
i.	the acquisition by any Non-Verint Person, entity or affiliated group (other than Comverse), in one or a series of transactions, of more than 50% of the voting power of the Company, or the acquisition of all the common stock of the Company (other than equity held by employees which is assumed in such transaction) following which the common stock of the Company is no longer publicly traded;

ii.	the requirement that any Non-Verint Person, entity or affiliated group (other than Comverse) consolidate with its financial results the financial results of the Company;

iii.	a merger, combination, amalgamation, consolidation, spin-off or any other transaction in which the holders of the Company’s common stock immediately prior to such transaction do not hold in respect of their holdings of such stock 50% or more of the voting power of the merged, combined, amalgamated, consolidated, spun-off or other resulting entity;

iv.	a sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company (including its Subsidiaries); or

v.	during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the board. “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period, (2) any directors whose election or nomination was approved by the directors referred to in clause (1) or by a director approved under this clause (2), and (3) at any time that Comverse owns a majority of the voting power of the Company, any director nominated by Comverse.
c. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
d. “Committee” shall mean the Compensation Committee of the Board.
e. “Comverse” shall mean Comverse Technology, Inc.
f. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

g. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
h. “Non-Verint Person” means “Person” as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, but excluding (A) the Company or any of its Subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.
i. “Restricted Period” means the period of the Employment Term plus a period equal to (i) 18 months following the date Executive ceases to be employed by the Company, if Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason or (ii) 12 months following the date Executive ceases to be employed by the Company, if Executive’s employment terminates for any other reason.
j. “Section 409A” means Section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
k. “Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests, of which is sufficient to elect at least a majority of the Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
19. Signatories. For purposes of Sections 9 and 17 hereof and Annex A hereto, Verint Americas Inc. agrees that if the Company is unable to perform all or part of its obligations under this Agreement (including Annex A) then Verint Americas Inc. will perform such obligations of the Company in the same manner and to the same extent the Company would be required to perform.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement effective as of the day and year first above written.

VERINT SYSTEMS INC.		EXECUTIVE

By:	/s/ Peter Fante	By:	/s/ Dan Bodner
	Name: Peter Fante		Name:	Dan Bodner
	Title: Chief Legal Officer		Title:	President and Chief Executive Officer

VERINT AMERICAS INC.

By:	/s/ Peter Fante
Name: Peter Fante
Title: Director

Exhibit A
RELEASE
This RELEASE (“Release”) dated this __________________ day between Verint Systems Inc. (the “Company”), and __________________ (“Executive”).
WHEREAS, the Company and Executive previously entered into an employment agreement dated  _________, 20__ (the “Employment Agreement”)
WHEREAS, Executive’s employment with the Company (has been) (will be) terminated effective __________________; and
WHEREAS, pursuant to Section 9 and/or Annex A of the Employment Agreement, Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Executive agree as follows:
1. Executive, on Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, does hereby release the Company, and any of its affiliates, and each past or present officer, director, agent, or employee of any such entities (but with respect to any individual or agent, only in connection with such individual’s or agent’s official capacity with the Company or any affiliate and not in his or its personal capacity), from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of Executive’s employment with the Company or an affiliate thereof, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state, local or other law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, benefits, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, sexual preference, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment. If any court rules that such waiver of rights to file, or have filed on Executive’s behalf, any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints relating to any claim released by him herein. Executive relinquishes any right to future employment with the Company or its affiliates and the Company and its affiliates shall have the right to refuse to re-employ Executive without liability. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by Executive to exist may subsequently be discovered, it is Executive’s intention to fully settle and release all claims

Executive may have against the Company and the persons and entities described above, whether known, unknown or suspected.
2. The Company and Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company or any other person or entity (i) to indemnify, advance expenses to, and hold Executive harmless pursuant to applicable law or to the fullest extent permitted under the bylaws and/or certificate of incorporation of Company, the Employment Agreement, the indemnification agreement between the Company and Executive dated as of May 10, 2002 (as amended from time to time) and, if greater, the policies and procedures of Company that are presently in effect, or otherwise, (ii) to cover Executive under any applicable directors’ and officers’ liability insurance policies or pursuant to Section 17(c) of the Employment Agreement, (iii) to Executive with respect to the compensation, benefits and entitlements due following termination pursuant to Section 9 or Annex A of the Employment Agreement, (iv) with respect to any rights of Executive under, arising or preserved by the Employment Agreement (including Annex A) which survive termination of his employment, (v) to Executive and Executive’s eligible, participating dependents or beneficiaries under any existing group welfare or retirement plan of the Company in which Executive and/or such dependents are participants, or (vi) with respect to any other vested benefits or entitlements under the benefit plans, programs, policies, arrangements or agreements of the Company or any of its affiliates (including without limitation, Comverse), including without limitation any equity and/or long-term incentive compensation plans, programs, policies, arrangements or agreements, in accordance with the terms of such plans, programs, policies, arrangements or related award agreements.
3. Executive acknowledges that Executive has been provided at least 21 days to review the Release and has been advised to review it with an attorney of Executive’s choice. In the event Executive elects to sign this Release prior to this 21 day period, Executive agrees that it is a knowing and voluntary waiver of Executive’s right to wait the full 21 days. Executive further understands that Executive has seven days after the signing hereof to revoke this Release by so notifying the Company in writing, such notice to be received by the Corporate Secretary within the 7 day period. Executive further acknowledges that Executive has carefully read this Release, knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, Executive does so of Executive’s own free will and act and that it is Executive’s intention that Executive be legally bound by its terms.
IN WITNESS WHEREOF, Executive has executed this Release on the date first above written.

By:
Name:
Title:

Exhibit B
(Restricted Entities)
“Restricted Entities” shall mean the following companies, including any Subsidiaries, divisions, or controlled affiliates thereof:
1.	NICE

2.	Autonomy

3.	Aspect

4.	Genesys

5.	Milestone

6.	Genetec

7.	March Networks

8.	Bosch Security Systems (video security business only)

9.	ETI

10.	JSI

11.	SS8

12.	Pen-Link

13.	Dedicated Microcomputer Limited

14.	Pelco

15.	Cisco Systems (video security business only)

16.	United Technologies Corp. (video security business only)

17.	Honeywell International (video security business only)

18.	Adsacom Inc.

19.	RCS S.R.L.

20.	Trovicor

Annex A
CHANGE IN CONTROL PROVISIONS
If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (i.e., excluding a termination by the Company for Cause, by Executive without Good Reason, or as a result of death or Disability):
(a) upon, or within 24 months following, a Change in Control, or
(b) at a time when the Company or Comverse is party to an agreement, the consummation of which would result in the occurrence of a Change in Control (whether or not a Change in Control actually occurs), or
(c) within the 6 month period preceding the entrance by the Company or Comverse into an agreement, the consummation of which would result in the occurrence of a Change in Control (whether or not a Change in Control actually occurs), and such termination is made in contemplation of or in connection with the potential Change in Control, or
(d) within the 9 month period preceding the consummation of a Change in Control, and such termination is made in contemplation of or in connection with the potential Change in Control, or
(e) in connection with a Board resolution or consent authorizing the payment of the amounts and benefits described in this Annex A,
(each, a “Change in Control Termination”), the Company shall pay Executive the amounts, and provide Executive the benefits, described in the balance of this Annex A (collectively, the “Change in Control Payments”) in addition to any other severance payments or benefits otherwise payable to Executive under Section 9(b) of the Agreement (unless otherwise indicated in Annex A), plus the Accrued Rights.
For the avoidance of doubt, the provisions of Sections 2 and 4 of this Annex A shall apply and be operative regardless of whether or not Executive’s employment is terminated and the entirety of this Annex A shall form a part of the Agreement whether or not referred to by the body of the Agreement.
For purposes of this Annex A (other than as provided in Section 2(i) of this Annex A), no payment that would otherwise be made and no benefit that would otherwise be provided, in each case, that would constitute deferred compensation within the meaning of Section 409A, upon a termination of employment shall be made or provided unless and until such termination of employment is also a “separation from service,” as determined in accordance with Section 409A.
1. Change in Control Severance Payments

a. A lump sum cash payment equal to the sum of (i) the Base Salary (as in effect on the date of termination of Executive’s employment, or if higher, as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure) and (ii) the Target Bonus (which shall be the highest of the Target Bonus (a) as in effect on the date of termination of Executive’s employment consistent with this Agreement, (b) as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure or (c) as in effect for the year immediately prior to the year in which a Change in Control occurs), payable to Executive on the 60th calendar day following (w) termination of Executive’s employment in the case of clauses (a) and (b) of the definition of “Change in Control Termination”, (x) the execution of the agreement referenced in clause (c) of the definition of “Change in Control Termination” in the case of such clause (c), (y) the occurrence of the Change in Control in the case of clause (d) of the definition of “Change in Control Termination” and (z) the Board resolution in the case of clause (e) of the definition of “Change in Control Termination”.
b. In lieu of the pro-rata bonus due under Section 9(b)(iii)(B)(2) of the Agreement, a lump sum cash payment of a bonus equal to a pro rata portion of the Target Bonus (which shall be the highest of the Target Bonus (a) as in effect on the date of termination of Executive’s employment consistent with this Agreement, (b) as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure or (c) as in effect for the year immediately prior to the year in which a Change in Control occurs), if any, that Executive would have been entitled to receive pursuant to Section 5 of the Agreement in such year (if such year had been completed) based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable to Executive on the 60th calendar day following (w) termination of Executive’s employment in the case of clauses (a) and (b) of the definition of “Change in Control Termination”, (x) the execution of the agreement referenced in clause (c) of the definition of “Change in Control Termination” in the case of such clause (c), (y) the occurrence of the Change in Control in the case of clause (d) of the definition of “Change in Control Termination” and (z) the Board resolution in the case of clause (e) of the definition of “Change in Control Termination”.
2. Gross Up
a. Anything in the Agreement or Annex A to the contrary notwithstanding, if any payment, entitlement, benefit or distribution (other than the Gross-Up payments provided for in this Annex A) (or any combination thereof) by the Company or any of its affiliates or by any person or entity effecting the change in control) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement, Annex A, or otherwise (including, without limitation, pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing) (all such payments, entitlements, benefits and distributions, including the Change in Control Payments, being hereinafter referred to as the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”). The Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

b. Subject to the provisions of Section 2(f) of this Annex A, all determinations required to be made under this Annex A, including whether an Excise Tax is payable by Executive, Executive’s applicable tax rates and deductions, and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the “National Firm”) selected by Executive and reasonably acceptable to the Company. Executive will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the Change in Control or termination of Executive’s employment, if applicable, and any such other time or times as may be requested by the Company or Executive. If the National Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive as provided in Section 2(h). If the National Firm determines that no Excise Tax is payable by Executive with respect to any material benefit or amount (or portion thereof), it will, at the same time as it makes such determination, furnish the Company and Executive with an opinion that Executive has substantial authority not to report any Excise Tax on Executive’s federal, state or local income or other tax return with respect to such benefit or amount. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 2(f) of this Annex A and Executive thereafter is required to make a payment of any Excise Tax, Executive will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive after receipt of such determination and calculations as provided in Section 2(h) of this Annex A.
c. The Company and Executive will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Annex A. Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive.

d. The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by Executive. Executive will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within ten business days pay to the Company the amount of such reduction.
e. The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by this Annex A will be borne by the Company. If such fees and expenses are initially paid by Executive, the Company will reimburse Executive the full amount of such fees and expenses after receipt from Executive of a statement therefor and reasonable evidence of Executive’s payment thereof as provided in Section 2(h) of this Annex A.
f. Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which Executive gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:
(i)	provide the Company with any written records or documents in Executive’s possession relating to such claim reasonably requested by the Company;

(ii)	take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii)	reasonably cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 2(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 2(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Executive may participate therein at Executive’s own cost and expense) and may, at its option and to the extent permitted by applicable law, either pay the tax claimed on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company pays the tax claimed and direct Executive to sue for a refund, the Company will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
g. If, after the payment by the Company of an amount on Executive’s behalf pursuant to Section 2(f) of this Annex A, Executive receives any refund with respect to such claim, Executive will (subject to the Company’s complying with the requirements of Section 2(f) of this Annex A) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the payment by the Company of an amount on Executive’s behalf pursuant to Section 2(f) of this Annex A, a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid by the Company to Executive pursuant to this Annex A.
h. Notwithstanding any other provision of this Annex A to the contrary, but subject to Section 17(h) of the Agreement, all taxes and expenses described in this Annex A will be paid or reimbursed within five business days after Executive submits evidence of incurrence of such taxes and/or expenses, provided that in all events such reimbursement will be made on or before the last day of the year following (a) the year in which the applicable taxes are remitted or expenses are incurred or (b) in the case of reimbursement of expenses incurred due to a tax audit or litigation in which there is no remittance of taxes, the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, in accordance with Treasury Regulation §1.409A-3(i)(1)(v). Executive will be required to submit all requests for reimbursements no later than 30 days prior to the last day for reimbursement described in the prior sentence. Each provision of reimbursements pursuant to this Annex A will be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any expense reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be reimbursed by the Company in any other taxable year.

i. The Company’s obligation to make the Gross-Up Payment under Section 2(a) of this Annex A will not be conditioned upon termination of Executive’s employment.
3. If Executive’s employment terminates and such termination is a Change in Control Termination, then notwithstanding the provisions of Sections 1 and 2 above, the Company shall deposit any and all cash amounts payable or shares (or cash proceeds thereof) deliverable to Executive under Section 9(b)(iii) of the Agreement and Sections 1(a) (including any amount due under Section 9(b)(iii) if a Delayed Payment would result in the payment being made after the Change in Control), 1(b), or 2(a) of this Annex A (including any estimated Delayed Payments (as defined in Section 17(h)) and estimated Additional Delayed Payments (as defined in Section 17(h))) into an irrevocable grantor trust (established pursuant to a trust agreement approved by the Board in good faith) (the “Grantor Trust”)) not later than the 10th business day following Executive’s termination date. From and after such time until the payment of all amounts from the Grantor Trust, the Company shall deposit additional amounts into the Grantor Trust on a monthly basis equal to the interest accrued on the cash amounts contained therein (including the interest paid previously) at the United States five-year Treasury Rate, and the amounts and property held in the Grantor Trust shall be paid/delivered to Executive (in accordance with the terms of the Grantor Trust) on the payment/delivery dates specified in Section 9(b)(iii) of the Agreement or Sections 1 and 2 of this Annex A, or if required by Section 17(h), on the Permissible Payment Date (as defined in Section 17(h)).
4. The Company shall pay to Executive all reasonable legal fees and expenses incurred by Executive in disputing any issue under Section 9(e) or Section 9(f) (but only with respect to Section 9(f) in connection with any payments under Section 9(b)(iii) or Annex A as a Change in Control Termination) or this Annex A relating to the termination of Executive’s employment or in seeking in good faith to interpret, obtain or enforce any benefit or right provided by Section 9(e) or Section 9(f) (but only with respect to Section 9(f) in connection with any payments under Section 9(b)(iii) or Annex A as a Change in Control Termination) or this Annex A, in each case, regardless of the outcome. Such payments shall be made within five days (but in any event no later than December 31st of the year following the year in which Executive incurs the expenses) after delivery of Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, provided that (a) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, (b) Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit, and (c) Executive shall not be entitled to reimbursement unless Executive has submitted an invoice for such fees and expenses at least ten days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.

Schedule I
to Employment Agreement
Name of Executive: Dan Bodner
1.	Position: President and Chief Executive Officer

2.	Base Salary: $600,000 (or any increased amount)

3.	Target Bonus: $600,000

4.	Perquisites: The Company will pay Executive an annual allowance of $20,000 for legal, tax preparation and financial planning services, payable once each calendar year. The Company will provide Executive with a Company-owned or leased vehicle and related insurance and other incidental expenses that are comparable to the vehicle, insurance and expenses provided to Executive on the Effective Date, for Executive’s professional and personal use.

5.	Weeks of paid vacation (if other than per the Company’s normal policy): 20 days.

6.	Months of severance pursuant to Section 9(b)(iii): 18 months

7.	Multiplier for Target Bonus in the event of severance pursuant to Section 9(b)(iii): 150%

8.	Months of COBRA reimbursement on termination without Cause, resignation for Good Reason, or death (unless otherwise specified in the body of the Agreement): 18 months.

9.	Other continued benefits on termination without Cause, resignation for Good Reason, death or Disability: months of continuation of such benefits: 18 months.